EXHIBIT 99.1

News Release	c

Craig Manson
Investor Relations
Ceridian Corporation
952/853-6022

Ceridian Reports Second Quarter 2006 Results

Second Quarter EPS up 32%

Earnings Guidance Raised for the Year

William L. Trubeck Joins Board of Directors

Second Quarter 2006 Highlights:

•                  EPS of $.29 per diluted share exceeds April guidance range and includes a $.02 income tax related gain.

•                  Revenue of $387.1 million up 8 percent over prior year.

•                  Human Resource Solutions revenue up 6 percent, to $271.3 million.

•                  Comdata revenue up 13 percent, to $115.8 million.

•                  Stock repurchased during quarter was 9.1 million shares for $221.4 million.

•                  HRS and Comdata segment operating margins strong at 7.6 percent and 34.7 percent, respectively.

MINNEAPOLIS, July 27, 2006 — Ceridian Corporation (NYSE: CEN) today reported second quarter 2006 net earnings of $42.2 million, or $.29 per diluted share, on revenue of $387.1 million.  For the second quarter of 2005, net earnings were $33.5 million, or $.22 per diluted share which included a tax credit of $.04 per diluted share, on revenue of $358.0 million. For the six months ended June 30, 2006, net earnings were $78.4 million, or $.53 per diluted share, on revenue of $771.4 million.  For the six months ended June 30, 2005, net earnings were $55.5 million, or $.37 per diluted share, on revenue of $715.4 million.

“The second quarter results were outstanding,” said Ronald L. Turner, president and chief executive officer of Ceridian. “Both the Human Resource Solutions (HRS) business and the Comdata business turned in strong performances, which drove the second quarter results to the high end of our guided range for revenue, and exceeded our guided range for margins and earnings per diluted share.

“Revenue for the quarter in HRS was up 6 percent over last year, which was in line with our guidance,” Turner continued. “Particularly encouraging was the improvement in HRS profitability during the quarter. HRS segment earnings as a percentage of revenue more than doubled from the prior year, and were well above our guided range. The major factors driving the current year improvement were higher interest income on a growing float balance, continuing progress on our margin improvement initiatives, and internal revenue growth.

“The primary operational indicators in the HRS business were in line with our expectations,” Turner said. “Float balances grew 8.2 percent, customer retention was stable, and customer employment levels were up and in line with our plan for the quarter.

“As expected, overall order growth in HRS was down comparatively since a large government contract was signed in the second quarter of 2005,” Turner continued. “However, order growth in the core HRS businesses (which excludes HRO and government) increased by double digits, led by strong year-over-year improvement in international signings. HRS order growth for the year is still expected to be in double digits. We have submitted a competitive multi-year bid to the U.S. Department of Defense for the government follow-on effort which we believe will be awarded in the last half of 2006.

“Comdata turned in another very strong performance this quarter,” said Turner. “Revenue growth exceeded our guided range, up 13 percent over the second quarter of last year. Higher fuel prices accounted for about 3 percent of the increase. Comdata’s new business initiatives continued to gain momentum during the quarter. Together, new services such as BusinessLink, private label processing and merchant processing accounted for about 3 points of Comdata’s year over year growth. Stored Value Systems (SVS) again grew in double digits, including a tripling of international SVS revenue during the quarter which added a full point to Comdata’s overall growth rate.

“Comdata’s segment earnings as a percentage of revenue improved 160 basis points over the prior year quarter, despite a loss of $2.2 million on diesel fuel derivative instruments,” Turner continued. “A favorable business mix, economies of scale, and expense controls all contributed to Comdata’s improved profitability during the quarter.

“The strong overall earnings performance resulted in healthy cash generation during the quarter,” said Douglas C. Neve, executive vice president and chief financial officer of Ceridian. “We effectively deployed our cash balances during the quarter by repurchasing 9.1 million Ceridian shares for $221.4 million. In addition, we made a contribution of $75 million to our legacy defined benefit pension plan. We believe that both of these actions will generate greater returns on invested capital, and will be accretive to diluted earnings per share immediately.

“Despite these actions, our net cash balance remained healthy at the end of the quarter,” Neve concluded. “The cash balance as of June 30, 2006, was $171.3 million versus debt of $98.4 million. We intend to continue to allocate capital to maximize returns, while at the same time maintaining an acceptable risk profile in the market.”

Stock-based compensation expense for the quarter was in line with plan, at $4.1 million pre-tax, or $.02 per share. Stock-based compensation expense in the second quarter of 2005 was $0.6 million pre-tax.

Sale of Retirement Plan Services (RPS)

As announced yesterday, Ceridian has entered into an agreement to sell the major portion of its Retirement Plan Services (RPS) recordkeeping and administration business to The Newport Group, a leading retirement services provider based in Heathrow, Florida. This transaction is expected to close at the end of July 2006. The Company expects to recognize a gain on the sale of these assets during the third quarter of approximately $0.02 per diluted share. It is anticipated that the transaction will have no additional impact on diluted EPS for 2006, but will negatively impact HRS revenues in the third and fourth quarters of 2006 by approximately $3 million and $4 million, respectively. Guidance that follows for the remainder of 2006 includes the financial impact of this transaction.

Guidance for 2006

Earnings per diluted share for the full year are now expected to be between $1.12 and $1.17, including the expected gain of $.02 per diluted share on the sale of the RPS business during the third quarter and the income tax gain of $.02 per diluted share recorded during the second quarter. Guidance also includes the impact of adopting SFAS No. 123R. Total stock-based compensation expense for 2006 is expected to be approximately $.10 per share, of which $.06 was incurred in the first half of the year.  We estimate that the impact of adopting SFAS No. 123R for 2005 would have lowered 2005 earnings per share of $.86 by approximately $.06 per share.

Except for the approximately $7 million revenue impact anticipated from the sale of the major portion of the RPS business, revenue guidance for the remainder of 2006 is unchanged.

Total 2006 revenue is expected to be between $1,565 million and $1,590 million. HRS revenue for the year is expected to be between $1,110 million and $1,125 million. HRS segment margins as a percentage of revenue for 2006 are expected to improve to approximately 9 percent, including the impact of stock-based compensation expense. Comdata revenue for 2006 is expected to be between $455 million and $465 million, with segment margins as a percentage of revenue in the range of 33 percent to 34 percent, including the impact of stock-based compensation expense. Stock-based compensation expense is expected to reduce segment margins as a percentage of revenue in both business segments by approximately 1 percent in 2006. The tax rate for 2006, exclusive of tax settlements and other discrete items, is expected to be approximately 38.5 percent.

Cash flow from operations for 2006 is expected to be in excess of $225 million, not including the impact of the $75 million pension plan contribution made in the second quarter. Capital expenditures and depreciation and amortization for 2006 are expected to be approximately $65 million, and $85 million, respectively.

Revenue and earnings guidance by quarter for the remainder of 2006 follows. Quarterly guidance does not attempt to predict, and does not include, any unrealized gain or loss related to the “mark to market” of Comdata’s diesel fuel derivative instruments.

Third quarter diluted EPS is expected to be $.27 to $.28 per share, including approximately $.02 per diluted share for stock-based compensation expense and including a gain on the RPS sale transaction of approximately $.02 per diluted share. HRS revenue is expected to be between $265 million and $270 million, including the anticipated impact of the sale of RPS. HRS segment margins as a percentage of revenue are expected to be approximately 8 percent, including the anticipated impact of the RPS sale. Comdata revenue is expected to be between $120 million and $125 million with segment margins as a percentage of revenue of 33 percent to 34 percent.

Fourth quarter diluted EPS is expected to be between $.32 and $.36 per share, including approximately $.02 per diluted share for stock-based compensation expense. HRS revenue is expected to be between $295 million and $305 million, including the anticipated impact of the sale of RPS. HRS segment margins as a percentage of revenue are expected to be seasonally high, between 12 percent and 13 percent. Comdata revenue is expected to be between $115 million and $120 million with segment margins as a percentage of revenue of 33 percent to 34 percent.

The Company manages diesel fuel price risk by holding derivative instruments tied to diesel fuel prices. Approximately 80 percent of Comdata’s 2006 diesel fuel related revenue exposure has been locked in at an average price of $2.55 per gallon. The derivative instruments expire at the end of 2006. Quarterly results for Comdata could be volatile as these contracts are “marked to market” at the end of each period, but for the full year, the gain or loss on derivatives included in Comdata’s results will be approximately equal to the cash flows related to these instruments.

William L. Trubeck joins Board

The Company also announced today that William L. Trubeck has joined the Board of Directors on July 25, 2006. Mr. Trubeck is executive vice president and chief financial officer of H&R Block, Inc. He previously served as executive vice president and chief financial officer of Waste Management, Inc. Prior to these positions, Mr. Trubeck was senior vice president and chief financial officer of International Multifoods, Inc., as well as president of its Latin American operations. He serves on the Board of YRC Worldwide Inc. and Dynegy Inc. and on the Board of Trustees of Monmouth College in Illinois.

Earnings Teleconference Webcast

Investors are invited to listen to a teleconference discussing the matters addressed in this press release, live via the Internet at 9:00 a.m. (EDT) on Thursday, July 27, 2006. The Web-cast can be accessed through the Investor Relations section of Ceridian’s website at www.ceridian.com.  A replay of the call will also be available at the same address beginning at 11:00 a.m. (EDT) on July 27, 2006.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the prior restatements of our financial statements, the investigation conducted by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, volatility associated with Comdata’s fuel price derivative contracts and  those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the year ended December 31, 2005, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

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Schedule A

CONSOLIDATED STATEMENTS OF OPERATIONS	Ceridian Corporation
(Dollars in millions, except per share data)	and Subsidiaries
(Unaudited)

	For Periods Ended June 30,
	Current Quarter		Year to Date
	2006	2005	2006	2005
Revenue	$387.1	$358.0	$771.4	$715.4
Costs and Expenses
Cost of revenue	209.1	199.3	414.8	392.3
Selling, general and administrative	109.0	109.6	224.5	223.7
Research and development	8.5	7.1	16.3	13.5
(Gain) loss on derivative instruments	2.2	(0.1)	3.1	9.4
Other expense (income)	(2.5)	(0.7)	(4.0)	(1.7)
Interest income	(4.0)	(2.0)	(8.1)	(3.4)
Interest expense	1.7	1.3	3.0	2.9
Total costs and expenses	324.0	314.5	649.6	636.7

Earnings (loss) before income taxes	63.1	43.5	121.8	78.7
Income tax provision (benefit)	20.9	10.0	43.4	23.2

Net earnings (loss)	$42.2	$33.5	$78.4	$55.5

Earnings (loss) per share
Basic	$0.29	$.23	$0.54	$0.37
Diluted	$0.29	$.22	$0.53	$0.37

Shares used in calculations (in thousands)
Weighted average shares (basic)	144,269	147,826	144,880	148,969
Dilutive securities	2,809	1,182	3,074	1,090
Weighted average shares (diluted)	147,078	149,008	147,954	150,059

Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS	Ceridian Corporation
(Unaudited)	and Subsidiaries
(Dollars in millions)

	June 30, 2006	December 31, 2005
Cash and equivalents	$171.3	$335.6
Trade and other receivables, net	661.2	584.8
Other assets	1,332.4	1,370.7
Total assets before customer funds	2,164.9	2,291.1
Customer funds	4,043.3	4,341.2
Total assets	$6,208.2	$6,632.3

Debt	$98.4	$106.4
Drafts and settlements payable	280.5	232.7
Other liabilities	514.2	658.5
Total liabilities before customer funds obligations	893.1	997.6
Customer funds obligations	4,073.3	4,342.9
Total liabilities	4,966.4	5,340.5
Stockholders’ equity	1,241.8	1,291.8
Total liabilities and stockholders’ equity	$6,208.2	$6,632.3

Schedule C

Ceridian Corporation and Subsidiaries

Revenue Comparisons

(Dollars in millions)

	Second Quarter		Six Months YTD
	2006	2005	2006	2005
HRS	$271.3	$255.5	$551.2	$520.7
Comdata	115.8	102.5	220.2	194.7

Total revenue	$387.1	$358.0	$771.4	$715.4

Ceridian Corporation and Subsidiaries

Earnings Comparisons

(Dollars in millions)

	Second Quarter
	2006		2005
		% of Segment Revenue		% of Segment Revenue
HRS	$20.6	7.6%	$8.9	3.5%
Comdata	40.2	34.7%	33.9	33.1%

Earnings (loss) before interest and taxes	60.8		42.8

Interest, net (not allocated to business units)	2.3		0.7

Earnings (loss) before income taxes	$63.1		$43.5

	Six Months YTD
	2006		2005
		% of Segment Revenue		% of Segment Revenue
HRS	$42.2	7.7%	$21.2	4.1
Comdata	74.5	33.8%	57.0	29.3%

Earnings before interest and taxes	116.7		78.2

Interest, net (not allocated to business units)	5.1		.5

Earnings before income taxes	$121.8		$78.7